Exhibit 23.7

Consent of Deloitte LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement (Nos. 333-224593 and 333-224594) on Form S-4 / F-4 of GGP Inc. and Brookfield Property Partners L.P. (the “Registration Statement”) of our reports dated March 9, 2018 relating to (1) the consolidated financial statements of Brookfield Property Partners L.P. and subsidiaries (the “Partnership”) and (2) the effectiveness of the Partnership’s internal control over financial reporting appearing in the Annual Report on Form 20-F of the Partnership for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 22, 2018